SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Horizon Offshore, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[HORIZON LOGO]

To our stockholders:

You are cordially invited to our 2004 annual meeting of stockholders to be held in the board room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas, on Thursday, Wednesday, July 28, 2004, at 10:00 a.m., Central Time.

The attached notice of annual meeting and proxy statement describe the matters to be transacted at the meeting, which includes the election of four directors, a vote to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 35 million to 100 million and such other business as may properly come before the meeting.

Our Nominating and Governance Committee has recommended the nomination of, and our Board has approved, J. Louis Frank, Ken R. LeSuer, Raymond L. Steele and me for election to the Board of Directors. The Board urges you to vote for Messrs. Frank, LeSuer and Steele and myself. Our Board has also approved the proposed amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock and urges you to vote in favor of the amendment.

We hope you will be able to attend the annual meeting. Your vote is important. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Please sign, date and return the enclosed proxy card promptly. This will save us the additional expenses associated with soliciting proxies and ensure that your shares are represented at the annual meeting. Please review the instructions on the proxy or voting instruction card regarding each of these voting options. If you attend the annual meeting, you may vote in person even if you have previously submitted your proxy or voting instructions.

Sincerely,

Bill J. Lam
President and Chief Executive Officer

[HORIZON LOGO]

_____________________________________________________

Notice of Annual Meeting of Stockholders

July 28, 2004

_____________________________________________________

Date:	Wednesday, July 28, 2004

Time:	10:00 a.m. (Central Time)

Place:	Board room, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas

Purpose:	(1) To elect four directors;

(2) To vote on a proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of our authorized common stock from 35 million to 100 million; and

(3) To transact such other business as may properly come before the meeting.

Record Date:	Close of business on June 10, 2004.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy or instruction card and return it promptly in the enclosed envelope or follow the instructions on the card for voting by telephone or the Internet. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

By Order of the Board of Directors

David W. Sharp
Secretary

Houston, Texas

June 27, 2004

Horizon Offshore, Inc.

2500 CityWest Boulevard

Suite 2200

Houston, Texas 77042

June 27, 2004

_______________________

PROXY STATEMENT

We will begin mailing this proxy statement to our stockholders on or about June 27, 2004.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	You have received this proxy statement regarding our 2004 annual meeting of stockholders because you owned shares of our common stock at the close of business on June 10, 2004, the record date for the meeting, and are entitled to vote at the meeting. On that date, we had 27,113,762 shares of our common stock outstanding. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning on or about June 27, 2004. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	When and where will the meeting be held?

A:	The meeting will be held on Wednesday July 28, 2004, at 10:00 a.m., Central Time, in the board room at Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas.

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, our stockholders will be asked to elect four directors, approve a proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 35 million to 100 million, and consider any other matter that properly comes before the meeting.

Q:	Who is soliciting my proxy?

A:	Our Board of Directors is soliciting your vote for our 2004 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, or by following the instructions on the card to vote by telephone or the Internet, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed him.

Q:	How many votes do I have?

A:	Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Inspectors of election will count votes cast at the annual meeting.

Q:	How many shares must be present to hold the meeting?

A:	The presence of a majority of our common stock entitled to vote, or 13,556,881 shares, present in person or by proxy, is necessary to constitute a quorum. We will count shares of common stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors and an increase in the number of authorized shares of common stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "stockholder of record." The proxy statement and proxy card have been directly sent to you by us. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Q:	How many votes are required to approve each item?

A:	The directors will be elected by a plurality of the shares voted. The proposed amendment to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Withheld votes, abstentions and broker non-votes will have no effect on the voting calculations for the election of directors but will count as a vote against the proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock.

Q:	Can I revoke my proxy?

A:	If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before your proxy is voted. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Q:	What if I don’t vote for a matter listed on my proxy card?

A:	If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, the proxy representing your common stock will be voted FOR the director nominees and FOR the proposed amendment to our Amended and Restated Certificate of Incorporation.

We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. Pursuant to our Bylaws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the meeting. The person named in the enclosed proxy intends to vote in accordance with his judgment on any matters that may properly come before the meeting.

Q:	Who pays for soliciting proxies?

A:	We will pay all expenses of soliciting proxies for the 2004 annual meeting. We have also made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	When are stockholder proposals and nominations due for the 2005 annual meeting?

A:	If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to David W. Sharp, Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, by February 27, 2005, and comply with applicable federal proxy rules. In addition, our advance notification bylaw requires you to furnish timely written notice of your intent to nominate a director or bring any other matter before our annual meeting, whether or not you wish to include the proposal in next year’s proxy statement. In general, you must submit your nomination or proposal in writing to David W. Sharp, at the above address, by May 29, 2005 in accordance with the specific procedural requirements in our Bylaws. If you would like a copy of these procedures, please contact David W. Sharp. If you fail to comply with our bylaw procedures and deadline, we may preclude presentation of the matter at the next annual meeting.

ELECTION OF DIRECTORS

General

Our Board of Directors has fixed the number of directors at nine.  We currently have eight directors.  Our Board has determined that independent, non-executive directors constitute a majority of our current Board and that the following directors meet the director independence standards of the Nasdaq Stock Market, Inc. (Nasdaq): Messrs. Buckner, Latina, Max, Mills and LeSuer. Our Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes. The members of each class serve for three years, with one class to be elected at each annual meeting. The terms of Messrs. Frank, Lam and LeSuer will expire at the 2004 annual meeting.

Our Nominating and Governance Committee has recommended the nomination of, and our Board has approved, Messrs. Frank, Lam and LeSuer for additional three-year terms. In addition, our Nominating and Governance Committee has recommended, and our Board has approved, the nomination of Mr. Steele to fill the vacancy on our Board.  Mr. Steele would serve a three-year term.  The person named in the enclosed form of proxy intends to vote your proxy for the election of Messrs. Frank, Lam, LeSuer and Steele unless you direct him to vote otherwise. If any of Messrs. Frank, Lam, LeSuer or Steele should decline or be unable to serve for any reason following the annual meeting, votes will instead be cast for a substitute nominee designated by our Board of Directors, keeping in mind the director independence requirements of Nasdaq when choosing the substitute nominee.

Our Board of Directors has approved the nomination of and urges you to vote FOR the election of Messrs. Frank, Lam, LeSuer and Steele.

The following table provides you with certain information, as of May 31, 2004, about Messrs. Frank, Lam and LeSuer and Steele and each of our other directors:
Nominee	Age	Principal Occupation and Directorships in Other Public Corporations	Director Since	Nominated for Term Expiring

J. Louis Frank	68	Mr. Frank has served as our Chairman of the Board since June 2002. Mr. Frank served as Executive Vice President of Marathon Oil Corporation from January 2001 to June 2001 and held the same position from 1995 to 1998. He served as President of Marathon Ashland Petroleum LLC from 1998 to 2000.	2001	2007

Bill J. Lam	37	Mr. Lam has served as our President and Chief Executive Officer since December 1997. From July 1997 to November 1997, Mr. Lam was our Vice President — Operations. Prior to being employed by us, Mr. Lam held various supervisory positions for the following providers of marine construction services to the offshore oil and gas industry: Lowe Offshore, Inc. (from January 1997 to July 1997), J. Ray McDermott, S.A. (from January 1995 to January 1997) and OPI International, Inc. (from August 1990 to January 1995).	1997	2007

Ken R. LeSuer	68	Mr. LeSuer retired in January 1999 as Vice Chairman of Halliburton Company where he was employed for over 40 years. He served as President and Chief Executive Officer of Halliburton Energy Group, Vice President of International Operations, and president of three other operating units.	2003	2007

Raymond L. Steele	69	Mr. Steele served as Executive Vice President of Paceholder Associates, Inc. from August 1990 until his retirement in September 2003. Previously, he was Executive Advisor at the Nickert Group (from 1989 to 1990) and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank (from 1984 to 1988). He is a member of the Board of Directors and chairman of the audit committee of Globix Corporation, a member of the Board of Directors and the audit committee of American BankNote Corporation, a member of the Board of Directors and chairman of the audit committee of DualStar Technologies Corporation, and a member of the Board of Directors of Newcastle Holdings, Inc.		2007

Continuing Directors	Age	Principal Occupation and Directorships in Other Public Corporations	Director Since	Nominated for Term Expiring

Michael R. Latina	31	Mr. Latina has been an independent consultant to the oil and gas industry since July 2001. Previously, he was employed as a portfolio manager of the oil and gas investments for Stonington Management Corporation, an affiliate of Elliott International, L.P. and Elliott Associates, L.P., from January 1998 to July 2001. Mr. Latina was employed as an analyst for Stonington Management Corporation from February 1996 to December 1997 and as an investment banker in the Media and Entertainment Group of Bear, Stearns & Co., Inc. from August 1994 to February 1996. Mr. Latina is a director of Houston Street Exchange, Inc.	2000	2005

Harry L. Max, Jr.	67	Mr. Max was appointed to the Board of Directors in April 2004. He is the president and owner of Big Wells Energy Corporation and HMX Investments, Inc., each of which own and operate oil and gas properties in Texas and Oklahoma. Mr. Max has over 45 years of experience in the oil and gas exploration and production industry.	2004	2005

John T. Mills	56	Mr. Mills served as the Chief Financial Officer of Marathon Oil Corporation from January 2002 until his retirement in December 2003. From September 1998 until December 2001, Mr. Mills served as Senior Vice President of Finance and Administration of Marathon Oil Corporation. Prior to joining Marathon, Mr. Mills served as Vice President of Taxes of USX Corporation.	2002	2005

Charles O. Buckner	59	Mr. Buckner was elected to the Board of Directors in December 2003 to fill the vacancy caused by the resignation of Phil D. Wedemeyer. Mr. Buckner retired from Ernst & Young LLP in 2002 after 35 years of service in a variety of direct client services and administrative roles. His client service roles included accounting and audit related services as a coordinating partner for numerous clients in the energy and oil field service sectors. Among his administrative duties were co-chairmanship of Ernst & Young’s Global Energy Group, and chairmanship of the United States, Houston and Russian energy, chemical and utility practices. Mr. Buckner is director of Whittier Energy Corporation.	2003	2006

Edward L. Moses, Jr.	68	Mr. Moses as been involved in managing his personal investments since April 2001. Previously, Mr. Moses served as President and Chief Executive Officer of Prime Natural Resources, Inc. from January 1998 until April 2001. Mr. Moses served as Senior Vice President – Engineering and Production of DeepTech International Inc. from 1992 until January 1998 and as a managing director of Deepwater Production Systems, Inc. from August 1993 to January 1998.	1998	2006

Board Meetings and Board Committees

Our Board of Directors has primary responsibility for directing our management and affairs. During 2003, our Board of Directors held seven meetings. Each incumbent director who served in 2003 attended 75% or more of the aggregate number of meetings held during 2003 of the Board of Directors and committees of which he was a member, with the exception of Mr. Buckner who did not join the Board until December 2003.

To provide for effective direction and management of our business, our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following tables provide you with information about our Audit, Compensation and Nominating and Governance Committees. The Board has affirmatively determined that all of the members of these committees are independent under Nasdaq listing standards. The Audit Committee held five meetings in 2003. The Compensation Committee held one meeting in 2003. The Nominating and Governance Committee held one meeting in 2003.

Audit Committee Members:			Functions of the Committee:

*	John T. Mills	•	Selects, retains and terminates our independent accountants
Charles O. Buckner
	Ken R. LeSuer	•	Reviews the scope of audits and pre-approves any non-audit services to be performed by our independent accountants

		•	Reviews our financial statements and annual audit

		•	Exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls

		•	Meets with our internal auditors and independent accountants to review their reported results, the accounting principles applied in financial reporting and assessment of internal controls

* Chairman

The duties and responsibilities of our Audit Committee are set forth in a written charter. The Board has determined that Messrs. Mills and Buckner qualify as audit committee financial experts.
Compensation Committee Members:			Functions of the Committee:

*	John T. Mills Ken R. LeSuer	•	Evaluates the performance of our executive officers and, based on this evaluation, reviews and approves our executive compensation programs, including annual base salaries, annual incentive bonuses, long term incentives and/or perquisites

		•	Grants options and makes other awards under our stock incentive plans

		•	Approves prior to execution and reviews no less than annually the terms of all employment agreements and stand-alone consulting, non-competition, retirement, severance, termination or change-in-control agreements between us and any executive officer

* Chairman

Nominating and Governance Committee Members:			Functions of the Committee:

*	John T. Mills Ken R. LeSuer	•	Considers and recommends nominees to the Board of Directors for election as directors
		•	Makes recommendations to the Board regarding committee member selection and Board committees

		•	Develops and recommends to the Board a set of corporate governance principles

               * Chairman

The Audit, Compensation and Nominating and Governance Committees have each adopted a written charter outlining their responsibilities that was approved by the Board. A copy of the Nominating and Governance Committee charter is available on the investor relations page of our website at www.horizonoffshore.com.

Nomination of Directors

The Nominating and Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts.  The committee’s responsibility to identify and recommend individuals to serve as directors is subject to the rights of Bryant R. Riley and Lloyd I. Miller, two of the holders of a portion of our outstanding $65.4 million aggregate principal amount 16% subordinated secured notes due March 31, 2007 (the 16% Notes) and a portion of our outstanding $18.75 million aggregate principal amount 18% subordinated secured notes due March 31, 2007 (the 18% Notes), to each designate an individual for consideration as a director nominee.  Mr. Miller has this right as long as he or any of his affiliates hold 16% Notes and Mr. Riley has this right as long as he or any of his affiliates hold 16% Notes or 18% Notes.  This right, however, is conditioned upon the receipt of all information required by the Nominating and Governance Committee to make an informed judgment that any such designee’s nomination would not violate legal requirements or Nasdaq listing standards.  According to the purchase agreements for the 16% Notes and the 18% Notes, the Nominating and Governance Committee must use its best efforts, subject to Nasdaq listing standards and legal requirements, to nominate any person designated by Mr. Riley or Mr. Miller and to support their election at the next meeting of stockholders.  If a designee of Mr. Miller or Mr. Riley is subsequently elected to the Board by our stockholders, he or she must immediately resign once the person that designated him or her is no longer a holder of Notes.  Mr. Miller has designated Mr. Steele for consideration by the Nominating and Governance Committee.  After consideration of Mr. Steele’s qualifications, the Nominating and Governance Committee recommended, and the Board approved, the nomination of Mr. Steele.  None of the nominees for election at our 2004 annual meeting were designated by Mr. Riley.

The committee will also consider director nominees recommended by stockholders in accordance with the procedures described in our Bylaws. If you have been the beneficial owner of at least 1% of our outstanding common stock for at least one year, you may recommend a person or persons for consideration as a nominee for election to the Board by sending written notice by mail, c/o Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The notice must set forth:

•	the name, age, business address and residential address of your proposed nominee;

•	his or her principal occupation or employment;

•	the number of shares of common stock beneficially owned by him or her; and

•	and any other information relating to your proposed nominee that would be required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had he or she been nominated by the Board.

In addition, you must provide:

•	your name, age, business address and residential address;

•	the number of shares of our common stock that you beneficially own;

•	a representation that you intend to appear in person at the stockholders’ meeting to make the nomination; and

•	a description of all agreements, arrangements and understandings among you, any person acting in concert with you, your proposed nominee and any other person or persons (naming such person or persons), pursuant to which you submitted the name of your proposed nominee.

You must also include a written consent of your proposed nominee to serve as a director if so elected and an affidavit signed by him or her certifying that he or she meets the qualifications necessary to serve as a director.

Stockholder recommendations for nominees to be considered at the 2005 annual meeting of stockholders will only be considered by the Nominating and Governance Committee if received no later than April 18, 2005 (the 60th calendar day before the first anniversary of the date of our 2004 annual meeting).

The Nominating and Governance Committee believes that nominees to our Board of Directors must meet the following minimum qualifications: The nominee must have achieved significant success in business or have extensive financial expertise, must be committed to representing the long-term interests of our stockholders, and must have high ethical and moral standards and integrity. The committee evaluates a potential nominee by considering whether he or she meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether he or she has knowledge regarding issues affecting us;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.

In addition, with respect to an incumbent director whom the Nominating and Governance Committee is considering as a potential nominee for re-election, the committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the nominees for director at the 2004 annual meeting of stockholders is a current director standing for re-election. There are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director suggested by stockholders using the process set forth in our Bylaws.

We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2004 annual meeting of stockholders. However, the committee may in the future choose to retain a professional search firm to identify potential nominees for director. The Nominating and Governance Committee did not receive, by December 11, 2003 (the 120th calendar day before the first anniversary of the date of our 2003 proxy statement), any recommended nominee from a stockholder who beneficially owns more than 5% of our stock or from a group of stockholders who beneficially own, in the aggregate, more than 5% of our stock.

Director Compensation

In 2003, each member of our Board of Directors who was not one of our employees received an annual retainer of $30,000 plus $5,000 for serving on a committee of the Board. The chairmen of our standing Board committees each receive an additional $5,000 per year for their service. We reimburse all directors for reasonable out of pocket expenses incurred in attending Board and committee meetings, and each Board member receives $1,500 for each Board meeting attended.

Under our Amended and Restated 2002 Stock Incentive Plan (the Plan), each person who becomes a non-employee director also receives an option to buy 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date such person becomes a director. In addition, in each year during which a sufficient number of shares are available under the Plan, on the day following each annual meeting of stockholders, each non-employee director will receive an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on such date. Each stock option will become fully exercisable on the first anniversary of its grant and will expire ten years from the date of grant, unless the non-employee director ceases to be a director. In that case, the former director must exercise all options that are exercisable at the time of termination within one year from the date of termination of board service, provided, however, that if he or she left the Board as a result of retirement (at age 65 or later or having completed five or more years of service on the Board), he or she must exercise all stock options within ten years from the date of termination of board service. Notwithstanding these provisions, however, no stock options may be exercised later than ten years after the date of grant.

Executive Sessions; Communications with the Board; Meeting Attendance

Our Board has adopted a policy providing that the independent directors will meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. Under this policy, Mr. Mills has been designated lead independent director by a majority vote of the independent directors and will chair each executive session.

Any stockholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to Corporate Secretary, Horizon Offshore, Inc., 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042. The Corporate Secretary will forward the stockholder’s communication directly to the appropriate director or directors.

Our Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of our stockholders. At the last annual meeting of stockholders held on May 6, 2003, all of our incumbent directors were in attendance.

Common Stock Ownership of Principal Stockholders

The following table provides you with information, as of May 31, 2004, regarding beneficial ownership of our common stock of each stockholder that we know to be the beneficial owner of more than 5% of our outstanding common stock, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, all information set forth in the following table is based on the most recent information filed by such stockholder with the Securities and Exchange Commission and the shares are held with sole voting and investment power.
Name and Address of Beneficial Owner	No. of Shares	Percent of Class

Wellington Management Company, LLP(1)	3,383,820	12.5%
75 State Street Boston, MA 02109

Geocapital, LLC(2)	2,329,589	8.6%
825 Third Avenue New York, NY 10022-7519

Elliott Associates, L.P.	2,075,209	7.7%
712 Fifth Avenue New York, NY 10019

Elliott International, L.P. c/o Midland Bank & Trust (Cayman)	2,075,209	7.7%
Post Office 1109 Georgetown, Grand Cayman, British West Indies

Falcon Mezzanine Investments, LLC(3)	1,871,167(4)	6.9%
60 Kendrick Street Needham, Massachusetts 02494

Dimensional Fund Advisors Inc. (5)	1,832,030	6.8%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

Wall Street Associates(6)	1,577,000	5.8%
1200 Prospect Street Suite 100 LaJolla, CA 92037

                            ____________

(1)	In its Schedule 13G/A, Wellington Management Company, LLP reported shared voting power with respect to 1,665,220 shares, as a result of securities ownership owned by advisory clients of Wellington Management Company, LLP.

(2)	In its Schedule 13G/A, Geocapital, LLC reported that it has no voting power with respect to any shares.

(3)	In its Schedule 13D, Falcon Mezzanine Investments, LLC reported shared voting and dispositive power with respect to all reported shares with Falcon Mezzanine Partners, LP and Falcon Investment Advisors, LLC.

(4)	Represents the number of shares Falcon Mezzanine Investments, LLC would receive upon the exercise of warrants to purchase shares of our common stock.

(5)	Dimensional Fund Advisors Inc. disclaims beneficial ownership of all reported shares.

(6)	In its Schedule 13G/A, Wall Street Associates reported sole voting power with respect to 790,000 shares, as a result of securities ownership owned by advisory clients of Wall Street Associates.

Common Stock Ownership of Management

The following table provides you with information, as of May 31, 2004, regarding beneficial ownership of our common stock of each of our directors and executive officers and all of our directors and executive officers as a group. All information set forth in the following table is based on the most recent information filed by such officer or director with the Securities and Exchange Commission. All shares are held with sole voting and investment power.
Name of Beneficial Owner	No. of Shares(1)	No. of Shares Acquirable Through Stock Options	Percent of Class

Bill J. Lam	193,940	320,000	1.7%
David W. Sharp	156,782	144,666	1.0%
J. Louis Frank	35,000	29,998	*
William B. Gibbens, III	3,000	68,000	*
Charles O. Buckner	--	--	*
Michael R. Latina	5,000	25,000	*
Ken R. LeSuer	10,000	15,000	*
Harry L. Max, Jr.	--	--	*
John T. Mills	55,000	10,000	*
Edward L. Moses, Jr.	--	85,000	*
All executive officers and directors as a group (10 persons)	458,722	697,664	3.9%

_______________

* Less than 1%

(1)	Excludes shares subject to options that will be exercisable by July 30, 2004, which shares are set forth separately in the next column.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The following table provides you with information about the compensation we paid to our Chief Executive Officer and to each of our other executive officers for services rendered during the fiscal year ended December 31, 2003.

Summary Compensation Table
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options/ SAR’s (#)	LTIP Payouts ($)	All Other Compensation ($)(2)

Bill J. Lam President and Chief Executive Officer	2003 2002 2001	$441,000 420,000 400,133	$110,250 105,000 500,102	$67,734(3) 66,554(3) 58,555(4)	-- -- --	60,000 150,000 --	-- -- --	$10,231 10,667 11,211

David W. Sharp Executive Vice President and Chief Financial Officer	2003 2002 2001	$ 228,000 200,000 206,125	$ -- -- 274,328	$ -- 27,543(5) --	-- -- --	35,000 29,000 --	-- -- --	$ 8,780 8,625 8,550

J. Louis Frank Chairman of the Board(6)	2003 2002 2001	$200,000 139,584(7) 22,500(8)	$ 40,000 -- --	$28,465(9) 20,670(10) --	-- -- --	20,000 25,000 --	-- -- --	$ 3,323 1,229 --

William B. Gibbens, III Executive Vice President and General Counsel(11)	2003 2002 2001	$240,500 210,417 200,000	$ -- -- 106,660	$ -- -- --	-- -- --	30,000 33,000 --	-- -- --	$ 3,370 2,783 2,632

__________________

(1)	For years in which no amounts are disclosed in this column, perquisites and other personal benefits paid to such executive officer in that year did not exceed the lesser of $50,000 or 10% of such executive officer’s salary and bonus for that year.

(2)	Comprised of (i) matching contributions to our 401(k) Plan and (ii) premiums that we paid on term life insurance policies that we maintain for these executive officers for which we are not the named beneficiary, in each case as follows:

Name	Year	401(k) Plan Contributions	Life Insurance Premiums

Mr. Lam	2003 2002 2001	$6,000 5,450 5,100	$4,231 5,217 6,111

Mr. Sharp	2003 2002 2001	$3,600 3,300 3,150	$5,180 5,325 5,400

Mr. Frank	2003 2002 2001	$2,400 -- --	$3,323 1,229 --

Mr. Gibbens	2003 2002 2001	$2,400 2,200 2,100	$ 970 583 532

(3)	Of this aggregate amount, $28,800 is attributable to an annual automobile allowance and $25,000 is attributable to an annual financial planning allowance.

(4)	Of this aggregate amount, $16,800 is attributable to an annual automobile allowance and $25,000 is attributable to an annual financial planning allowance.

(5)	Of this aggregate amount, $21,000 is attributable to an annual automobile allowance.

(6)	Mr. Frank became an executive officer on May 31, 2002.

(7)	Of this aggregate amount, $22,917 represents compensation paid to Mr. Frank for his service as a non-employee director prior to May 31, 2002.

(8)	This amount represents the compensation paid to Mr. Frank for his service as a non-employee director in 2001.

(9)	Of this aggregate amount, $24,000 is attributable to an annual automobile allowance.

(10)	Of this aggregate amount, $14,000 is attributable to the portion of Mr. Frank’s annual automobile allowance that he received in 2002 and $6,670 is attributable to country club membership dues.

(11)	Mr. Gibbens became an executive officer on July 1, 2003.

Stock Options

The following table shows all stock options that we granted to our executive officers in 2003. No stock appreciation rights were granted in 2003.

Option Grants in 2003
Individual Grants	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of securities underlying options granted (#)	% of total options granted to employees in 2003(1)	Exercise or base price ($/Sh)	Expiration date
					5% ($)	10% ($)
Bill J. Lam	60,000	6.8%	$3.46	3/19/13	$ 130,559	$ 330,861
David W. Sharp	35,000	4.0%	$3.46	3/19/13	$ 76,159	$ 193,002
J. Louis Frank	20,000	2.3%	$3.46	3/19/13	$ 43,520	$ 110,287
William B. Gibbens, III	30,000	3.4%	$3.46	3/19/13	$ 65,279	$ 165,430

(1)	Each respective percentage includes all options granted to that executive officer in 2003.

(2)	We have calculated the appreciation over the term of the options, beginning with the exercise price of each respective option.

The following table shows all outstanding stock options held by each of our executive officers as of December 31, 2003, none of which were in the money. None of our executive officers exercised stock options in 2003.

Options at December 31, 2003
Name	Number of securities underlying unexercised options/SARs at fiscal year end (#)
Exercisable/ Unexercisable
Bill J. Lam	226,250 / 93,750
David W. Sharp	124,300 / 43,700
J. Louis Frank	16,666 / 33,334
William B. Gibbens, III	48,100 / 44,900

Executive Employment Agreements

We have entered into employment agreements with all of our current executive officers. All such contracts contain agreements of the executive officers to refrain from using or disclosing confidential information. Each agreement with our executive officers contains an agreement of the executive officer to refrain from competing with us in specified geographic areas during the officer’s employment and for one year after the termination of such officer’s employment. We may terminate each of the executive officer’s employment at any time for cause or for breach of the employment agreement.

On June 1, 2001, we entered into an employment agreement with Mr. Lam that provides for an initial term of employment expiring on May 31, 2004. His employment term automatically extends for an additional year each May 31 unless on or before the preceding May 15 he provides us with written notice of his intent not to extend the term. The agreement provides for an initial base salary of $400,000, which is increased annually by the greater of five percent or the increase in the consumer price index. In 2003, Mr. Lam’s base salary was $441,000. Mr. Lam is entitled to an annual bonus of not less than 25% of his annual base salary, which will be increased up to 100% of his annual base salary upon attainment of performance goals set by our Board. Additional benefits under the agreement include $1.5 million in life insurance and an annual financial planning allowance of $25,000 and automobile allowance of $28,800. If we terminate the agreement for any reason other than for cause, as defined in the agreement, or if Mr. Lam terminates the agreement for good reason, as defined in the agreement, he is entitled to: (i) a lump sum payment equal to three times his annual base salary at the time of termination; (ii) immediate vesting of any stock options or other equity based awards issued prior to termination; (iii) continued participation in benefits plans for three years from termination; (iv) continued payment of the automobile allowance for three years; and (v) a pro rata bonus based on the amount Mr. Lam would have received based on the level of achievement of the applicable performance goals through the end of the fiscal quarter in which the termination occurs. In the event payments or benefits to Mr. Lam are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to Mr. Lam an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

On April 1, 2001 we entered into an employment agreement with Mr. Sharp that we amended on July 1, 2003 to provide for a term of employment expiring on July 1, 2007 and an annual base salary of $256,000. If Mr. Sharp terminates the agreement after a public announcement of certain defined change in control events, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination; (ii) a lump sum payment equal to the difference between the option exercise price of any unvested options held by him and the market value of our common stock on the date of termination; and (iii) continued participation in benefits plans and continued receipt of any perquisites he is receiving on the date of termination for a period of two years. In the event payments or benefits to Mr. Sharp are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to Mr. Sharp an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

On May 31, 2002, we entered into an employment agreement with Mr. Frank, which has a term expiring on May 31, 2004 that will automatically extend for an additional year each May 31 unless Mr. Frank notifies us by the preceding May 15 of his intent not to extend such term. The term shall not extend beyond May 31, 2006, unless otherwise agreed to in writing by both us and Mr. Frank. The agreement provides for an annual base salary of $200,000. In addition, Mr. Frank received an option, which vests annually in three equal increments, to purchase 20,000 shares of our common stock, and each year during the term of his employment agreement will receive an additional option, which vests annually in three equal installments, to purchase 20,000 shares of our common stock. The agreement also provides Mr. Frank with an annual bonus to be determined by our Board of Directors of not less than 20% of his annual base salary and an annual automobile allowance of $24,000. If we terminate the agreement for any reason other than for cause, as defined in the agreement, or if Mr. Frank terminates the agreement for good reason, as defined in the agreement, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination; (ii) immediate vesting of any stock options or other equity based awards issued prior to termination; (iii) continued participation in benefits plans for two years from termination; (iv) continued payment of the automobile allowance for two years; and (v) a pro rata bonus based on the amount Mr. Frank would have received based on the level of achievement of the applicable performance goals through the end of the fiscal quarter in which the termination occurs. In the event payments or benefits to Mr. Frank are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to Mr. Frank an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

On July 1, 2003, we entered into an employment agreement with Mr. Gibbens that provides for a term of employment expiring on July 1, 2007 and an annual base salary of $256,000. If Mr. Gibbens terminates the agreement after a public announcement of certain defined change in control events, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination; (ii) a lump sum payment equal to the difference between the option exercise price of any unvested options held by him and the market value of our common stock on the date of termination; and (iii) continued participation in benefits plans and continued receipt of any perquisites he is receiving on the date of termination for a period of two years. In the event payments or benefits to Mr. Gibbens are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to Mr. Gibbens an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Mills and LeSuer. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on our Compensation Committee. In 2003, none of our executive officers served as a director or member of the Compensation Committee of another entity, any of whose executive officers served on our Board of Directors or on our Compensation Committee.

Compensation Committee Report on Executive Compensation

General

Our Compensation Committee reviews and approves the compensation of our executive officers. Our Board of Directors also granted the Compensation Committee the authority to review, analyze and recommend compensation programs to our Board of Directors and to administer and grant awards under our stock incentive plans. All of the members of the Compensation Committee meet the Nasdaq director independence standards.

The Compensation Committee structures the compensation of our executive officers to:

•	Reflect our company’s financial performance and market expansion during the year;

•	Emphasize performance-based compensation that balances rewards for short-term and long-term results;

•	Provide a competitive level of compensation that will assist us in attracting and retaining qualified executives; and

•	Link executive compensation to the interests of our stockholders.

During 2003, our executive compensation program was comprised primarily of base salaries and stock-based incentive awards intended to align our executive officers’ interests with the interests of our stockholders. No executive officers received cash bonuses except Messrs. Lam and Frank, who are entitled to receive annual incentive bonuses under the terms of their employment agreements.

Salary

We have entered into employment agreements with each of our executive officers. The terms of such agreements were the results of arms-length negotiations between us and each executive officer. The agreements establish the base salary for each officer during the term of the agreement. You can find further information regarding the employment agreements of our executive officers under "Executive Employment Agreements," above. We based the salaries in part on the compensation levels necessary to attract and retain these executive officers and overall competitive market conditions. We will review the salaries for the executives annually and, if appropriate, adjust them based on individual performance, increases in general levels of compensation for executives at comparable companies and our overall financial results.

Bonuses

We may pay annual cash incentive bonuses to our executives in an effort to provide a fully competitive compensation package that is linked to the attainment of our short-term goals.

For fiscal year 2004, we have developed an incentive plan that will be administered by the Compensation Committee. The plan consists of a bonus program for all salaried employees and a retention program for our executive and non-executive officers and other key employees. Under the bonus program, bonuses will be paid out of a pool, the size of which will be determined by the Compensation Committee using a fixed formula based on a percentage of 2004 target EBITDA (earnings before interest, taxes, depreciation and amortization). The Compensation Committee will separately approve the bonuses for our executive officers, and their bonuses will be part of the pool funded for other company employees. Bonuses may be paid using any combination of cash, restricted stock and stock options approved by the Compensation Committee, assuming our stockholders approve the proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 35 million to 100 million. Under the retention program for 2004, designated employees will be eligible for individual retention bonuses, determined as a percentage of base salaries, and may receive restricted shares. For our executive officers, the retention bonus will be 30% of the executive officer’s base salary on December 31, 2004, and will be paid after the determination of our year-end 2004 financial results. The restricted stock grants to designated employees under the retention program will vest 50% on April 1, 2005, and 50% on April 1, 2006, but will not vest for our executive and non-executive officers until the retirement of our 16% Subordinated Secured Notes. Under the retention program, the 2004 restricted stock grant to Mr. Lam will be 25,000 shares, and Mr. Sharp and Mr. Gibbens will each receive 15,000 shares. The annual bonus of any employee who receives a retention bonus will be reduced by the amount of the retention bonus.

Stock-Based Incentive Compensation

We provide long-term incentives to our executives in the form of stock options under our stock incentive plans. We believe that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders while enhancing our ability to attract and retain individuals of exceptional talent necessary for our continued success.

Position Regarding Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to each of our executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock options granted by us have been structured to qualify as performance-based. Although none of our executive officers reached the deduction limitation in 2003, the Compensation Committee plans to continue to evaluate our cash and stock incentive programs as to the advisability of future compliance with Section 162(m).

Compensation for the Chief Executive Officer

We paid Mr. Lam a salary of $441,000 and a bonus of $110,250 in 2003 in accordance with the terms of his employment agreement, which is described above under "Executive Employment Agreements." Under his employment agreement, Mr. Lam is entitled to an annual bonus of not less than 25% of his annual base salary.

The Compensation Committee
John T. Mills	Ken R. LeSuer

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three members of our Board of Directors, Messrs. Mills, Buckner and LeSuer, and operates under a written charter adopted by our Board of Directors. Messrs. Mills, Buckner and LeSuer meet the current Audit Committee independence standards promulgated under Nasdaq and Securities and Exchange Commission regulations.

Management has the primary responsibility for the company’s systems of internal controls and the overall financial reporting process. The independent accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the company’s financial statements.

In fulfilling its responsibilities under its charter during 2003, the Audit Committee reviewed and discussed the company’s audited financial statements with management, which has the primary responsibility for the financial statements, and the company’s registered independent public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also reviewed all fees paid to the registered independent public accounting firm and has considered whether the rendering of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. These fees are described immediately following this report.

The Audit Committee reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from the company.

Based on the review and discussions stated above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2003.

The Audit Committee
John T. Mills	Charles O. Buckner	Ken R. LeSuer

Independent Auditors Fees

On June 14, 2002, we discontinued the engagement of Arthur Andersen LLP as our independent accountants, and on June 19, 2002 engaged PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal years ending December 31, 2003.  The following table lists the aggregate fees and costs billed by Arthur Andersen LLP and PricewaterhouseCoopers LLP to us for the 2002 services and by PricewaterhouseCoopers LLP for the 2003 services identified below:
	Amount Billed
	2002	2003
Audit Fees	$312,700(1)	$328,100(5)
Audit-Related Fees	15,000(2)	--
Tax Fees (3)	--	--
All Other Fees(4)	--	--
Total	$327,700	$328,100

_________________
(1)	Of this aggregate amount, $12,000 is attributable to fees billed by Arthur Andersen LLP for audit services in connection with their review of our interim financial statements for the first quarter of 2002, and $32,000 is attributable to fees billed by Arthur Andersen LLP for rendering services in connection with our securities offering in the first quarter of 2002. The balance of such amount is attributable to fees billed by PricewaterhouseCoopers LLP for audit services in connection with their review of our interim financial statements for the second and third quarters of fiscal year ending 2002 and the fiscal 2002 year-end audit.

(2)	This amount is for services rendered by PricewaterhouseCoopers LLP in connection with auditing our December 31, 2001 401(k) plan in 2002.

(3)	For the fiscal years 2002 and 2003, Arthur Andersen LLP and PricewaterhouseCoopers LLP did not provide us with any tax services.

(4)	For the fiscal years 2002 and 2003, Arthur Andersen LLP and PricewaterhouseCoopers LLP did not provide us with any other services.

(5)	This amount is for fees billed by Pricewaterhouse Coopers LLP for audit services in connection with their review of our interim financial statements during 2003 and our fiscal 2003 year-end audit.

Representatives of Pricewaterhouse Coopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so.  They will also be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policy

The services performed by the independent auditor in 2003 were pre-approved by the Audit Committee. Any requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

PERFORMANCE GRAPH

The graph and corresponding table below compares the total stockholder return on our common stock with the total return on the S&P 500 Index and our Peer Group Index for the five-year period from December 31, 1998 to December 31, 2003, in each case assuming the investment of $100 on December 31, 1998 and the reinvestment of all dividends for the period indicated. Our Peer Group Index consists of Global Industries, Ltd., Stolt Comex Seaway S.A., Cal Dive International, Inc., Coflexip Stena Offshore Group, S.A. and McDermott International, Inc.

TOTAL STOCKHOLDER RETURN

Index	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003

Horizon Offshore, Inc.	$ 100.00	$ 97.82	$359.09	$137.09	$90.55	$80.00
Peer Group Index	$ 100.00	$130.22	$156.43	$115.71	$55.99	$93.94
S & P 500 Index	$ 100.00	$119.53	$107.41	$ 93.40	$71.57	$90.46

CERTAIN TRANSACTIONS

In August 1998 we entered into a master services agreement with Odyssea Marine, Inc. (Odyssea) to charter certain marine vessels from Odyssea. Odyssea is wholly owned by Elliott Associates, L.P., one of our principal stockholders. During the 2003 fiscal year, Odyssea billed us $17.1 million and we paid Odyssea $20.2 million for services rendered under the agreement. As of December 31, 2003, we owed Odyssea $1.1 million for services rendered.

We have entered into a registration rights agreement with Elliott Associates, L.P. and Elliott International, L.P. (together, the Elliott Companies) pursuant to which the Elliott Companies have limited rights to require us to register under the Securities Act of 1933 (the Securities Act) shares of our common stock owned by them.  The Elliott Companies are entitled to three demand registrations.  If either of the Elliott Companies makes such a demand, the other is entitled to include its shares in such registration.  If we propose to register any shares of our common stock under the Securities Act in connection with a public offering, either of the Elliott Companies may require us to include all or a portion of the shares of common stock held by them.  In connection with the March 2004 private placement of our $65.4 million aggregate principal amount 16% subordinated secured notes due March 31, 2007 (the 16% Notes) and warrants to purchase shares of our common stock (the Warrants), we entered into a registration rights agreement with the purchasers of the Warrants.  Under this registration rights agreement, the purchasers of the Warrants were granted the right to require us to file a registration statement under the Securities Act so that they may sell all of the common stock issuable to them upon exercise of their Warrants. In connection with the closing of the private placement, the selling stockholders formally requested that we register those shares. Also in connection with the closing of the private placement, we entered into an amendment to the registration rights agreement with the Elliott Companies to allow us to include shares issuable upon the exercise of the Warrants in any registration statement we file at the request of the Elliott Companies.  On April 8, 2004, we filed a registration statement under the Securities Act registering all of the shares of common stock held by the Elliott Companies and shares of common stock issued to the purchasers of the Warrants upon exercise of their Warrants.

                In June 2003, we secured a $15.0 million loan due June 30, 2004 from Elliott Associates, L.P.  All amounts of principal and interest under this loan were repaid with a portion of the proceeds from the issuance in March 2004 of our 16% Notes.  The Elliott Companies purchased $15.0 million aggregate principal amount of the 16% Notes and $5.3 million aggregate principal amount of our outstanding $18.75 million aggregate principal amount 18% subordinated secured notes due March 31, 2007.

We entered into a consulting agreement with Edward L. Moses, Jr., one of our directors, effective April 2003. Under the terms of this agreement, Mr. Moses will serve as a liaison with the senior management of Pemex Exploracion y Produccion, a division of Petróleos Mexicanos (Pemex) on the collection of our contractual claims against Pemex. He will also generally promote our interests in Mexico, assist in the establishment of an office facility in Mexico City for our Mexican affiliate and search for a candidate to represent us in Mexico. From April 2003 to April 2004, we paid Mr. Moses an aggregate $140,000 for his services under the agreement. In May 2004, we amended the agreement to provide that we will pay Mr. Moses an aggregate $125,000 for his services for the remainder of the agreement, which terminates on September 30, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our equity securities. We believe that, during 2003, our directors and executive officers complied with all these filing requirements.

PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

FROM 35 MILLION TO 100 MILLION

Description of the Proposed Amendment

Our Board of Directors has unanimously approved a proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 35 million to 100 million and has directed that the proposed amendment be presented to our stockholders for consideration at the annual meeting.

Accordingly, we propose to amend paragraph 1 of Article IV of our Amended and Restated Certificate of Incorporation to read as follows:

1. Authorized Stock. The Corporation shall be authorized to issue an aggregate of 105,000,000 shares of capital stock, of which 100,000,000 shares shall be Common Stock, $1.00 par value per share (the "Common Stock"), and 5,000,000 shares shall be Preferred Stock, $1.00 par value per share (the "Preferred Stock").

Purposes and Effects of the Proposal

As of May 31, 2004, we had 27,113,762 shares of common stock outstanding, 3,422,684 shares of common stock reserved for issuance upon the exercise of outstanding employee and director options, and 5,283,300 shares of common stock reserved for issuance upon the exercise of outstanding warrants. Because our Amended and Restated Certificate of Incorporation currently authorizes the issuance of only 35,000,000 shares of common stock, if all of our option and warrant holders were to exercise their options or convert their warrants, we would not have a sufficient number of authorized but unissued shares of common stock to honor our contractual obligations to them. Accordingly, the principal purpose of the proposed amendment is to increase the number of authorized shares of our common stock so that we have enough authorized and unissued shares available to satisfy the rights of all of our option and warrant holders.

The proposed amendment is also designed to give us greater flexibility to obtain additional capital through one or more equity-based financing transactions. Although we presently have no plans, agreements or commitments to issue any of the additional authorized shares of common stock (other than issuing shares of common stock pursuant to stock options or employee compensation plans), we believe that given our current financial condition, it may be necessary for us to issue additional authorized shares of common stock or other securities convertible into shares of common stock to investors in order to attract new sources of financing. Accordingly, the authorization of the additional shares of our common stock sought by this proposal would not have any immediately dilutive effect on the proportionate voting power or other rights of our existing stockholders, but to the extent that the additional authorized shares of our common stock are issued in the future, however, they may decrease our existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders.

The proposed amendment would also increase the number of shares of common stock available for stock dividends or distributions, stock splits in the form of stock dividends, employee and officer compensation plans and other general corporate purposes.

The additional authorized shares provided for by the proposed amendment will be a part of the existing class of common stock and, if and when issued, will have the same rights and privileges as the shares of common stock presently issued and outstanding. Holders of common stock are not entitled to preemptive rights or cumulative voting.

Approval of this proposal will also permit the Board to issue additional shares of common stock without further stockholder approval and upon such terms and at such times as it may determine unless required by applicable law or regulatory agencies or by the rules of Nasdaq or any stock exchange on which our securities may then be listed.

An increase in the authorized number of shares of common stock could make more difficult, and thereby discourage, attempts to acquire control of our company, even though our stockholders may deem such an acquisition to be desirable. An issuance of shares of common stock could dilute the ownership interest and voting power of our stockholders who are seeking control of our company. Shares of common stock could be issued in a private placement to one or more persons or organizations sympathetic to management and opposed to any takeover bid, or under other circumstances that could make more difficult, and thereby discourage, attempts to acquire control of our company. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate management. We presently do not expect to use unissued common stock for this purpose. In addition, our Board is not aware of any proposal to effect a change in control or takeover of our company.

The Board has concluded that the potential benefits of the amendment to our company and our stockholders outweigh the possible disadvantages.

Effective Date of Proposed Amendment

If the proposed amendment to our Amended and Restated Certificate of Incorporation is adopted by our stockholders at the annual meeting, the amendment will become effective and the number of authorized shares will be increased upon filing of the amendment with the Secretary of State of Delaware.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is required for approval of the proposed amendment to our Amended and Restated Certificate of Incorporation.

Recommendation of the Board of Directors

Our Board of Directors urges you to vote FOR the proposal to amend Article IV of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 35 million to 100 million.

BY ORDER OF THE BOARD OF DIRECTORS

David W. Sharp
Secretary

Houston, Texas

June 27, 2004

The Board of Directors recommends a vote FOR the nominees listed below and FOR Proposal 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors		2.	An amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 35 million to 70 million.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐
In his discretion, to vote upon such other business as may properly come before the annual meeting and any adjournments thereof.
Instructions: To withhold authority for any individual nominee, strike a line through the nominee's name below
01 J. Louis Frank 02 Bill J. Lam 03 Ken. R. LeSuer 04 Raymond L. Steele

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Dated: ____________________, 2004

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Horizon Offshore, Inc.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on July 28, 2004

The undersigned hereby appoints David W. Sharp proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of common stock of Horizon Offshore, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on July 28, 2004 and any adjournments thereof.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specific directions are given, this proxy will be voted FOR the nominees listed on the reverse side and FOR the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 35 million to 100 million. The individual designated on the reverse side will vote in his discretion on any other matter that may properly come before the meeting.

(Please See Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE